[Note: Certain portions of this document have been marked [c.i.] to indicate that confidentiality has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.]

                 AMENDED AND RESTATED LICENSE AGREEMENT

   This Agreement is made this the 10th day of May, 1994, by and between Duke University ("DUKE"), a nonprofit educational and research organization organized under the laws of North Carolina, and having its principal office at Durham, North Carolina, and Cadus Pharmaceutical Corporation ("CADUS"), a corporation organized under the laws of Delaware and having its principal place of business at 180 Varick Street, New York, New York.

   WHEREAS, Robert Lefkowitz, Marc Caron, Henrik G. Dohlman and Klim King have invented "G-Protein Coupled Receptor Screening Technology" (the "Invention"), and DUKE owns all rights, title, and interest in and to such Invention, including related patents, patent applications, and unpatented technology; and

   WHEREAS, DUKE has the right to grant licenses to the foregoing Invention, and wishes to have the Invention utilized in the public interest; and

   WHEREAS, DUKE has granted an exclusive license to CADUS to the Invention and related patent rights and technology pursuant to a License Agreement, dated March 12, 1993, (the "Original License Agreement"); and

   WHEREAS, DUKE and CADUS wish to amend the Original License Agreement in certain respects and to restate it in its entirety;

   NOW, THEREFORE, in consideration of the terms and conditions set forth herein, the parties agree as follows:

                        ARTICLE 1 - DEFINITIONS

   1.01. "Invention" shall mean the Yeast based G-Protein Coupled Receptor Screening Technology, as invented by Robert Lefkowitz, Marc Caron, Henrik G. Dohlman and Klim King and described in King et al, "Control of Yeast Mating Signal Transduction by a Mammalian beta-2 Adrenergic Receptor and Gs alpha subunit, Science, pp121-123, October 5, 1990, and in PCT patent application WO 92/05244, published 2 April 1992.

   1.02. "Patent Rights" shall mean any and all United States and foreign patent applications now or hereafter filed and any patent now or hereafter issued on any such patent applications, and substitutes, reexaminations, extensions, or reissues thereof. As of the date hereof no patent has issued. US. Patent Application Serial No. 07,581,714 has been filed.

   1.03. "Subject Technology" shall mean the technology licensed hereunder described in detail in documents referenced in Paragraph 1.01, alterations thereto that are and are hereafter during the term of this Agreement conceived and/or reduced to practice by DUKE, its employees, faculty members, or students as evidenced by written records.

   1.04. "Product" shall mean any human medical therapeutic compound whose utility was initially identified by CADUS utilizing a process that infringes one or more claims of the Patent Rights.

   1.05. "Net Sales" shall mean the amount billed and received by CADUS or an Affiliate from the sale for commercial use of Products to independent third parties, less five percent (5%) of the billed amount to cover discounts, credits, returned goods, freight charges, taxes and similar adjustments. In the event a Product is sold in the form of a combination product containing one or more active ingredients other than such Product (combination products), Net Sales from such combination products shall be calculated by multiplying actual Net Sales of such Products by the fraction A/(A+B) where A is the invoice price of the given Product if sold separately by CADUS or an Affiliate, and B is the total invoice price of any other active component or components in the combination if sold separately by CADUS or an Affiliate. If the given Product and the other active component or components in the combination are not sold separately by CADUS or an Affiliate, Net Sales for purposes of determining royalties of the combination shall be calculated by multiplying Net Sales of the combination by the fraction C/(C+D) where C is number of Products and D is number of other active ingredients. However, at no time shall the value of the fraction A/(A+B) or the fraction C/(C+D) be less than 1/3 for the purposes of calculating Net Sales.

   1.07. "Affiliate" or "Affiliates" shall mean any company in which CADUS owns or controls at least fifty-one (51) percent of the stock entitled to vote in election of members of the Board of Directors.

   1.08.  "Effective Date" shall mean March 1, 1993.

   1.09. "Licensed Know-how" shall mean all data, confidential information or articles representing confidential information on the part of DUKE relating to the Invention including, but not limited to, laboratory and human clinical data, technical information, knowledge, techniques, processes, systems, formulae, results of experimentation, and records pertaining thereto in which DUKE has any rights on the Effective Date or which shall be subsequently acquired by DUKE during the term of this Agreement.

   1.10. "New Chemical Entity" shall mean any compound that has not been previously sold as a pharmaceutical product at the time of first sale by CADUS.

   1.11. "CADUS Technology" shall mean all data, information, technology, or special ability on the part of the CADUS relating to the Invention including, but not limited to, laboratory and clinical data, technical information, knowledge, techniques, processes, systems, formulae, results of experimentation, and records pertaining thereto in which CADUS has any rights on the Effective Date or which shall be subsequently acquired by CADUS during the term of this Agreement.

   1.12. "Clinical Milestone Payment" shall mean cash revenues received by CADUS from a third party, pursuant to a license agreement, upon the licensee achieving specific milestones in the FDA approval process for a Product. Any and all other payments received by CADUS from third parties, including, but not limited to, proceeds from the sale of stock or research and development payments shall not be considered Clinical Milestone Payments.

                          ARTICLE 2 - LICENSE

   2.01. DUKE hereby grants to the CADUS and CADUS hereby accepts from DUKE, upon the terms and conditions herein specified, an exclusive, worldwide license to use Subject Technology during the term of this Agreement. CADUS shall have the right to sublicense its rights hereunder without the consent of DUKE. The term of the license granted hereunder is as set forth in Section 7.01 hereof.

   2.02. Should this Agreement be terminated for any reason whatsoever, CADUS and DUKE agree that all sublicenses shall remain in effect and shall be assigned directly to DUKE, subject to approval of the sublicensee.

   2.03. Within thirty (30) days following the Effective Date of this Agreement and thereafter during the period of this Agreement, DUKE agrees to provide CADUS with copies of all Licensed Know-how it may have or later obtain, and copies of any and all patents or patent applications owned or controlled by the DUKE covering the Invention or the use of the Invention or processes for the manufacture of the Invention, including all Patent Office actions received and amendments filed, if any, relative thereto and all documents relevant to prosecution of the patent(s).

   2.04. CADUS agrees to use the Subject Technology to seek to identify Products. CADUS also agrees to develop Products so identified in accordance with the development schedule set forth on attached Exhibit A. CADUS will also test, seek to obtain required government approvals for, and thereafter make reasonable efforts to market any such Product. Variations from that plan must be approved by DUKE in writing. Such approval shall not be unreasonably withheld. Notwithstanding the foregoing, CADUS shall have the right to license any Product to a third party which undertakes to develop, test, seek to obtain government approvals for, and thereafter market such Product.

                          ARTICLE 3 - PAYMENTS

   3.01. In consideration of the rights granted to CADUS by DUKE under Article 2 hereof, CADUS will make payments to DUKE as follows:

- --------------------------------------------------------------------------------
   a.      Upon signing and execution of the License                      [c.i.]
           Agreement dated March 12, 1993, (paid March 19, 1993).
- --------------------------------------------------------------------------------
   b.      Upon demonstration of
                                 [c.i.]                                   [c.i.]
- --------------------------------------------------------------------------------
   c.      Upon demonstration of
                                 [c.i.]                                   [c.i.]
- --------------------------------------------------------------------------------
   d.      Upon issuance of a patent to DUKE relating                     [c.i.]
           to the Patent Rights, but no sooner than the
           date payment under subsection 3.01(c) is
           made.
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
   e.      Upon approval for the first New Drug                           [c.i.]
           Application ("NDA") by the US. Food and Drug
           Administration ("FDA") for any Product not
           licensed by CADUS to a third party, but no sooner
           than the date payment under subsection 3.01(d) is
           made.
- --------------------------------------------------------------------------------
   f.      Upon approval of each subsequent NDA by                        [c.i.]
           FDA for any Product not licensed by
           CADUS to a third party, but no sooner than
           the date payment under subsection 3.01(d) is
           made.
- --------------------------------------------------------------------------------

              ARTICLE 4 - ROYALTIES. RECORDS. AND REPORTS

   4.01(a). In consideration of the exclusive license granted CADUS herein, CADUS shall pay to DUKE a royalty based on a percentage of Net Sales by CADUS of any FDA approved Product:

- --------------------------------------------------------------------------------
    New Chemical Entity                     [c.i.]        of the first [c.i.]
                                                               in Net Sales,
                                        and [c.i.] of Net Sales in
                                        excess of
                                                         [c.i.]
- --------------------------------------------------------------------------------
    Non-New Chemical Entity                 [c.i.] of Net Sales
- --------------------------------------------------------------------------------

   4.01(b). MINIMUM ROYALTIES. Beginning in calendar year 1995, if the royalties calculated in accordance with Paragraphs 4.01(a) above and 4.02 below do not total at least [c.i.] in a given year, CADUS shall pay to DUKE the difference between [c.i.] and the amount so calculated.

   4.02. With respect to sublicenses granted by CADUS for use of Subject Technology, CADUS shall pay royalties to DUKE at the rate of the lesser of [c.i.] per year per sublicense or [c.i.] of the annual fees and royalties received each year from each sublicensee which is not an Affiliate. With respect to licenses granted by CADUS for each Product, CADUS shall pay to DUKE [c.i.] of the Clinical Milestone Payments and royalties that CADUS receives from each licensee which is not an Affiliate.

   4.03. If CADUS is obligated to pay royalties with respect to a Product to more than one entity and all such other entities agree to the same percentage reduction in CADUS's royalty obligation to them with respect to such Product, DUKE shall accept an identical percentage reduction in the royalties payable under this Agreement.

   4.04. All Payments made by CADUS pursuant to Section 3.01 hereof shall be fully credited against royalties payable pursuant to sections 4.01 and 4.02; provided, however, that the amount of such credit for any one royalty period shall not exceed [c.i.] percent of the royalties which would otherwise be payable to DUKE for such royalty period.

   4.05. CADUS shall render to DUKE on an annual basis a written account of Net Sales. CADUS and its Affiliates shall keep full, true, and accurate books of accounts and other records containing all particulars which may be necessary to reasonably ascertain and verify properly such Net Sales. Upon DUKE's request and at DUKE's sole expense, CADUS and its Affiliates shall permit an independent Certified Public Accountant selected by DUKE (except one to whom CADUS has some reasonable objections) to have access during ordinary business hours to such of CADUS's or its Affiliates' records as may be necessary to determine, in respect of any quarter ending not more than two (2) years prior to the date of such request, the correctness of any report made under this Agreement.

   4.06. During the term of this Agreement, representatives of DUKE will meet with representatives of CADUS at times and places mutually agreed upon to discuss the progress and results, as well as ongoing plans, with respect to the evaluation and development of Inventions licensed to CADUS. Provided, however that should DUKE's personnel be required by CADUS to consult with CADUS outside of Durham, North Carolina, CADUS will reimburse reasonable travel and living expenses incident thereto.

   4.07. FORCE MAJEURE - GOVERNMENT INTERFERENCE. In the event CADUS is unable to make, have made, use or sell Products or Subject Technology because it is prevented, restricted, or interfered with by reason of any cause beyond the control of CADUS, including but not limited to fire, strikes or labor disputes, or any law, regulation or policy of the Federal or any State or local government or any agency thereof, CADUS, upon written notice to the DUKE, shall be excused from making the payments provided for in paragraph 3 and from adhering to commitments provided for in paragraph 4, during the time of such prevention, restriction or interference. CADUS shall make a diligent effort to correct any restrictions thereto. Failure to do so shall be considered a breach of this Agreement.

   4.08. MANDATORY LICENSES. In the event local laws or regulation in any country shall require DUKE to enter into a mandatory, royalty-free license, no royalties shall be due DUKE from CADUS with respect to Net Sales in such country.

   4.09. Royalties shall be payable from the country in which they are earned and subject to foreign exchange regulations then prevailing in such country, paid at such place as DUKE may, from time to time, designate and shall be payable to DUKE. Unless otherwise agreed to by the parties hereto, royalties shall be remitted in United States Dollars. When, and if, all parties hereto agree that royalties shall be paid in a currency other than the currency of the country in which the royalties are earned, such royalties shall be first determined in the currency of the country in which they are earned and then converted to their equivalent in the currency of the country for which the parties have agreed royalties shall be paid. Such conversion shall be made using the buying rates of exchange quoted by CITIBANK (or its successor in interest ) in New York, New York as of the close of the last business day of the calendar quarterly period in which the royalties were earned.

   4.10. In the event that CADUS, its Affiliates, or its third party sublicensees are unable as a result of legal or government restrictions to remit royalties from any country in which sales of Products are made, CADUS, its Affiliates, or its third party sublicensees, as the case may be, shall deposit, if possible, the appropriate royalties in a bank account in such country agreed by DUKE, such agreement not to be unreasonably withheld. For so long as such restriction applies, CADUS, its Affiliates, or third party sublicensees shall be relieved of any further obligations to DUKE in respect of such royalties except that of reporting to DUKE under paragraph 3.10 of this Agreement the amounts of royalty payable and so deposited.

   4.11. TAXES WITHHELD. Any income or other tax that CADUS, its Affiliates, or its third party sublicensees are required to withhold on behalf of the DUKE with respect to the royalties payable to the DUKE under this Agreement shall be deducted from said royalties prior to remittance to the DUKE; provided however, that in regard to any tax so deducted, CADUS, its Affiliates, and its third party sub-licensees shall give or cause to be given to the DUKE such assistance as may reasonably be necessary to enable the DUKE to claim exemption therefrom or credit therefore, and in each case shall furnish the DUKE proper evidence of the taxes paid on its behalf.

   4.12. In the event of a judgment in any suit requiring CADUS to pay a royalty to a third party, or in the event of a settlement of such suit requiring royalty payments to be made, applicable royalty payments due the DUKE under this Agreement shall be correspondingly reduced by the amount due under the requirement of such judgment or under the terms of such settlement.

                               ARTICLE 5 - PATENTS

   5.01. Beginning upon the Effective Date of this Agreement, CADUS shall have responsibility for the filing, prosecuting, and maintaining of the appropriate United States patent protection for the Subject Technology, and all of the expenses of such protection shall be paid by CADUS. CADUS shall reimburse DUKE for all patent administration expenses, including legal expenses, which have been incurred through January 31, 1993, up to a maximum amount of [c.i.] , and all such expenses incurred by DUKE from February 1, 1993, through the effective date of this Agreement. CADUS shall keep DUKE advised as to the prosecution of such applications by forwarding to DUKE copies of all official correspondence relating thereto. DUKE agrees to cooperate with CADUS in the prosecution of all patent applications to insure that such applications reflect, to the best of DUKE's knowledge, all items of commercial and technical interest and importance including, but not limited to, disclosing material art, commenting on patent office actions and executing all lawful declarations deemed desirable by CADUS. As of the date of this Agreement, CADUS has paid to DUKE a total of [c.i.] for patent administration expenses.

   5.02. CADUS shall designate the foreign countries, if any, in which CADUS desires patent protection, and CADUS shall proceed to obtain such protection. CADUS shall pay all expenses with regard to such foreign patent protection. DUKE may elect to seek patent protection in countries not so designated by CADUS, in which case DUKE shall be responsible for all expenses attendant thereto. In such instances, however, CADUS shall forfeit its rights under this license agreement as to those countries unless CADUS shall agree to pursue such protection within thirty (30) days after receiving written notice that DUKE intends permanently to cancel CADUS's rights with respect to that country.

   5.03. CADUS shall give DUKE prompt notice of such claim or allegation received by it that the use of Subject Technology constitutes an infringement of a third party patent or patents. If CADUS is obligated to make payments to a third party for the purpose of obtaining a license required by CADUS for use of the Subject Technology, all such payments may be deducted by CADUS from the royalties due to the DUKE under this Agreement, except that the amount of such deduction for any one royalty period shall not exceed [c.i.] of the royalties which would otherwise be payable to DUKE for such royalty period. CADUS shall have the primary right and responsibility at its own expense to defend and control the defense of any such claim against CADUS, by counsel of its choosing. DUKE agrees to cooperate with CADUS in any reasonable manner deemed by CADUS to be necessary in defending or prosecuting such action. CADUS shall reimburse DUKE for all reasonable expenses incurred in providing such assistance. Notwithstanding the foregoing, DUKE shall, in its sole discretion and at its own costs, be entitled to participate through counsel of its own choosing in any such action.

   5.04. In the event, in its sole discretion, CADUS elects to obtain additional patent coverage on subject matter relating to Subject Technology not referenced in 1.02, in the United States and in foreign countries in the name of the inventor or in the name of DUKE, as the case may be, CADUS shall so advise DUKE, in writing, and the provisions of paragraphs 5.01 and 5.02 shall apply. Conversely, in the event CADUS elects not to obtain patent coverage on subject matter relating to Subject Technology, it shall so advise DUKE in writing and DUKE shall have the option to file such patent application on its own behalf, at its own cost and expense, and CADUS shall thereafter have no rights under such applications and resulting patents.

       ARTICLE 6 - GOVERNMENT CLEARANCE. PUBLICATION. OTHER USE.
                                 EXPORT

   6.01. CADUS agrees to use reasonable efforts to have Subject Technology cleared for marketing in those countries in which CADUS intends to sublicense the Subject Technology by the responsible government agencies requiring such clearance. To accomplish such clearances at the earliest possible date, CADUS agrees to file, according to the usual practice of CADUS, any necessary data with such government agencies.

   6.02. CADUS further agrees that the right of publication of the Invention and such Subject Technology shall reside in the inventor and other staff of DUKE. DUKE shall provide a copy of such publications sixty (60) days in advance of such submission for publication for review by CADUS, but such review will be in no way construed as a right to restrict such publication. CADUS shall also have the right to publish and/or co-author any publication regarding the application of the Subject Technology.

   6.03. It is agreed that, notwithstanding any provisions herein, DUKE shall have a non-transferable right to make and use, but not to sell the Subject Technology and Patent Rights for its own educational, teaching, research, and clinical purposes without restriction and without payment of royalties or other fees. However, all commercial applications arising from such uses are exclusively licensed to CADUS hereunder and are subject to terms of this Agreement

   6.04. This Agreement is subject to all of the United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities and technology.

                  ARTICLE 7 - DURATION AND TERMINATION

   7.01. Subject to earlier termination as provided in paragraphs 7.02, 7.03, and 7.04, this Agreement shall begin on the Effective Date and shall continue until the earliest to occur of (i) the expiration of all issued claims under the Patent Rights, (ii) the determination (by a court of competent jurisdiction from which no appeal is or can be taken) of the invalidity or unenforceability of all issued claims under the Patent Rights, or (iii) the abandonment by DUKE of all claims under the Patent Rights. Notwithstanding the foregoing, when and as any claim under said Patent Rights is abandoned, expires, or is declared invalid or unenforceable (by a court or tribunal of competent jurisdiction from which no appeal is or can be taken), CADUS shall be entitled to use, practice, and sublicense each such abandoned, expired or invalid claim without restriction or further obligation or liability to DUKE hereunder or at law.

   7.02.  CADUS may terminate this Agreement at any time by giving DUKE written
notice at least [c.i.]             prior to such termination.

   7.03. Either party may immediately terminate this Agreement for fraud, willful misconduct, or illegal conduct of the other party upon written notice of same to that other party. Except as provided above, if either party fails to fulfill any of its obligations under this Agreement, the non-breaching party may terminate this Agreement, upon written notice to the breaching party, as provided below. Such notice must contain a full description of the event or occurrence constituting a breach of the Agreement. The party receiving notice of the breach will have the opportunity to cure that breach within thirty (30) days of receipt of notice. If the breach is not cured within that time, the termination will be effective as of the forty-fifth (45th) day after receipt of notice. A party's ability to cure a breach will apply only to the first two breaches properly noticed under the terms of this Agreement, regardless of the nature of those breaches. Any subsequent breach by that party will entitle the other party to terminate this Agreement upon proper notice.

   7.04. If during the term of this Agreement, CADUS shall become bankrupt or insolvent or if the business of CADUS shall be placed in the hands of a receiver or trustee, whether by the voluntary act of CADUS or otherwise, or if CADUS shall cease to exists as an active business, this Agreement shall to the extent permitted by law, immediately terminate.

                            ARTICLE 8 - GOVERNING LAW

   This Agreement shall be construed as having been entered into the State of North Carolina and shall be interpreted in accordance with and its performance governed by the laws of the State of North Carolina.

                            ARTICLE 9 - ASSIGNABILITY

   This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

                              ARTICLE 10 - NOTICES

   It shall be a sufficient giving of any notice, request, report, statement, disclosure or other communication hereunder, if the party giving the same shall deposit a copy thereof in the Post Office in certified mail, postage prepaid, addressed to the other party at its address hereinafter set forth or at such other address as the other party shall have theretofore in writing designated:

   DUKE

   Duke University
   Office of Science and Technology
   001 Allen Building
   Durham, North Carolina  27706

   CADUS

   Cadus Pharmaceutical Corporation
   President and CEO
   180 Varick Street
   New York, NY 10014

   The date of giving any such notice, request, report, statement, disclosure or other communications, and the date of making any payment hereunder required (provided such payment is received), shall be the US. postmark of such envelope if marked or actual date of receipt if delivered otherwise.

           ARTICLE 11 - INDEMNITY. INSURANCE. REPRESENTATIONS. STATUS

   11.01. CADUS agrees to indemnify, hold harmless, and defend DUKE, its trustees, officers, employees, and agents, against any and all claims, suits, losses, damages, costs, fees, and expenses, including attorney fees, resulting from or arising out of the exercise of this license. CADUS shall not be responsible for the negligence or intentional wrongdoing of DUKE. However, DUKE does warrant that it has complied with the duty of disclosure to the U.S. Patent and Trademark Office.

   11.02. At time of sales of Product in accordance with this Agreement, CADUS shall maintain in force at its sole cost and expense with reputable insurance companies, general liability insurance and products liability insurance coverage in an amount reasonably sufficient to protect against liability under Article
11.01 above. DUKE shall have the right to ascertain from time to time that such coverage exists, such right to be exercised in a reasonable manner.

   11.03. Nothing in this Agreement shall be deemed to be a representation or warranty by DUKE of the validity of any of the patents or the accuracy, safety, efficacy, or usefulness for any purpose of any Subject Technology. DUKE shall have no obligation, express or implied, to supervise, monitor, review, or otherwise assume responsibility for the production, manufacture, testing, marketing, or sale of any Product, and DUKE shall have no liability whatsoever to CADUS or any third parties for or on account of any injury, loss, or damage, of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon CADUS or any other person or entity arising out of or in connection with or resulting from:

     a. the production, use, or sale of any Product

     b. the use of any Subject Technology or any advertising or other promotional activities with respect to any of the foregoing.

   11.04. Neither party hereto is an agent of the other party for any purpose whatsoever.

                   ARTICLE 12 - USE OF A PARTY'S NAME

   12.01. Neither party will, without the prior written consent of the other party, use in advertising, publicity, or otherwise, any trade-name, trademark, trade device, service mark, symbol, or any abbreviation contraction, or simulation thereof owned by the other party, use the name of any employee or agent of the other party in any publication, publicity, advertising, or otherwise or represent, either directly or indirectly, that any product or service of the other party is a product or service of the representing party, or that it is made in accordance with or utilizes the information or documents of the other party.

   12.02. EXCEPTIONS TO 12.01. Each party may acknowledge the existence of this agreement and the parties hereto, publicly or privately, as necessary for carrying out its business or as required by law.

                             ARTICLE 13 - SEVERANCE

   Each clause of this Agreement is a distinct and severable clause and if any clause is deemed illegal, void, or unenforceable, the validity, legality, or enforceability of any other clause or portion of this Agreement will not be affected thereby.

                          ARTICLE 14 - ENTIRE AGREEMENT

   This Agreement, including any schedules or other attachments which are incorporated herein by reference, contain the entire agreement between the parties as to its subject matter. This Agreement merges all prior discussions between the parties and neither party shall be bound by conditions, definitions, warranties, understandings, or representations concerning such subject matter except as provided in this Agreement as or as may be specified later in writing and signed by the properly authorized representatives of the parties. This Agreement supersedes the Original License Agreement. This Agreement can be modified or amended only by written agreement duly signed by persons authorized to sign agreements on behalf of the parties.

                               ARTICLE 15 - WAIVER

   The failure of a party in any instance to insist upon the strict performance of the terms of this Agreement shall not be construed to be a waiver or relinquishment of any of the terms of this Agreement, either at the time of the party's failure to insist upon strict performance or at any time in the future, and such term or terms shall continue in full force and effect.

                               ARTICLE 16 - TITLES

   All titles and article headings contained in this Agreement are inserted only as a matter of convenience and reference. They do not define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

                          ARTICLE 17 - CONFIDENTIALITY

   17.01. All CADUS technology which shall be disclosed to the DUKE to fulfill the intent and objective of this Agreement shall be held in confidence by the DUKE and shall remain the property of CADUS. DUKE hereby agrees to maintain the confidentiality of all communications from CADUS to DUKE relating to CADUS Technology for a period of three (3) years from the date of receipt by the DUKE.

   17.02. EXCEPTIONS TO CONFIDENTIALITY. The obligations of paragraph 18.01 shall not apply to written disclosures of CADUS Technology by CADUS to DUKE which:

      (i) were in the receiving party's possession prior to receipt from the transferring party as evidenced by the receiving party's written records; or,

      (ii) were in the public domain at the time of receipt from the transferring party; or,

      (iii) become part of the public domain through no fault of the receiving party; or,

      (iv) shall be required to be disclosed in a judicial or administrative proceeding after legal remedies for maintaining the subject matter in confidence have been exhausted; or,

      (v) shall be lawfully required to be disclosed by the receiving party to the United States Food & Drug Administration or other regulatory governmental agency.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.



   SEAL                             DUKE UNIVERSITY





                              By   /s/ Robert Taber
                                --------------------------------
                              Director, Office of Science and Technology

   ATTEST:



   By:  /s/
      --------------------------------
           Assistant Secretary




   SEAL                             CADUS PHARMACEUTICAL
                                        CORPORATION





                              By:  /s/ Jeremy Levin
                                 --------------------------------
                                    President

   ATTEST:



   By:  /s/ Philip N. Sussman
      --------------------------------

                                   Exhibit A:

CADUS shall use reasonable efforts, commensurate with standards commonly followed in the pharmaceutical industry and the requirements imposed upon manufacturers by governmental agencies, to proceed diligently with the development, manufacture and sale of Products and shall earnestly and diligently offer and continue to offer for sale such Products once developed and approved for commercial use, both under reasonable conditions and consistent with sound business practices, including those specifically adopted by the management of CADUS for the conduct of its overall business, during the term of this Agreement.

PERFORMANCE INDICATORS

The parties agree that CADUS shall use reasonable effort to meet the following performance indicators for Products for in vivo uses:

      (i) Twelve (12) months to complete preclinical studies and toxicology, commencing on the date on which the first Product has been identified as a candidate for commercial development.

      (ii) Following the completion of (i) and the decision by CADUS that the Product in question will be taken into clinical trials, nine (9) months for the completion of an IND submission.

      (iii) Twelve (12) months to complete Phase I/II clinical studies for IN VIVO diagnostic uses and thirty (30) months for therapeutic uses, where the twelve-month and thirty-month time span, respectively, begins when the first patient is enrolled in Phase I/II.

      (iv) Twelve (12) months to compete Phase III clinical studies for IN VIVO diagnostic uses and thirty-six (36) months for therapeutic uses, where the twelve and thirty-six month time span, respectively, begins when the first patient is enrolled in Phase III.

      (v) Six (6) months to prepare and file a PLA or NDA, commencing on the date on which the Phase III clinical studies, as provided in (iv), have been completed.

It is agreed that the performance indicators listed above are based on current estimates. The proposed time intervals refer to active clinical trials exclusive of delays due to regulatory findings by appropriate authorities, manufacturing of Products or other special clinical issues relating to indication and clinical endpoints, and also to any changes in regulatory laws and practices. CADUS will keep DUKE informed about any delays, and reasons for such delays, throughout the course of the activities described here within Exhibit A.


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